Exhibit 99.1

JayHawk Announces Discovery of Proven & Dependable
Production Capabilities and Extension of $800,000 debenture.

For Immediate Release

POST FALLS, Idaho. – September 21st, 2009 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) is pleased to provide an operational update regarding its Southeast Kansas oil and gas projects namely the: (1) Uniontown project, located in Bourbon County, Kansas; (2) Girard project, Crawford County, Kansas; and (3) several other shallow oil opportunities within our existing acreage that can exploited via Enhanced Oil Recovery (EOR) (collectively the “Projects”).  JayHawk previously entered into a joint venture with DK True Energy Development Limited (“True Energy”) and its affiliates whereby True Energy is to be the operator and will earn up to an 85% equity position in the Projects via an investment of $1.8 MM over a 3 year period.

About the Union Town and Girard Projects-

The Uniontown and Girard projects consist of mineral leases covering approximately 45,000 gross acres in Bourbon and Crawford Counties, Kansas within the mature Cherokee Basin. The current target for development within those projects is the shallow gas (75-300 m) potential of the area, although the leases are also held for potential future development of coal-bed methane (“CBM”) and conventional oil and gas resources. A preliminary resource estimate for these projects has been prepared by Questa Engineering Corporation of Golden, Colorado and is available on the JayHawk Energy website www.jayhawkenergy.com.  There are in excess of 70 wells available for recompletion.  With the current low gas price only 5 wells are currently producing with stabilized production being in excess of 105 mcf/day.  True Energy has piloted 5 wells with its proprietary technologies including the Short Radius Stimulation (SRS) and the Gas Gun (modified propellant gun technology) in order to demonstrate its low cost completion & stimulation techniques (below $10,000 USD per well).  It is expected that as natural gas prices firm up, the respective CBM wells can be rapidly brought on line both expeditiously and economically with additional drilling ensuing.

Shallow Oil Resources -

Concurrent to completing its geological and reservoir due diligence on the “Home Run” Kansas CBM project, True Energy has further delineated significant oil reservoirs that have been over-looked or were prematurely shut-in during the 1980s and now provide an opportunity to restart that project as much of the infrastructure is in place.

The Home Run project areas are located on the Missouri side of the prolific Cherokee Basin, known for shallow oil saturated sandstones. For optimum recovery the projects require waterflooding with additional chemical flooding in order to both drive the hydrocarbons from the reservoir into the production well bore and to reduce the residual oil within the reservoir. The water chemical mixture is introduced by a number of injector wells drilled within the project area on a “five spot pattern” with four production wells for each injector well.

The eastern side of the Cherokee Basin is estimated to contain between 1.8 and 8 billion barrels of oil in place based on published reports from the United States Geological Survey (“USGS”) and Missouri Department of Natural Resources Survey.

Following its analysis of the region, True Energy now has an increased understanding of the characteristics of the project acreage and has demonstrated there are several reservoirs present. All of the reservoirs discovered target the Upper and Lower Bartlesville formations and which possess excellent porosity and permeability with an API oil gravity ranging from 28 to 33.  True Energy will be working to confirm the placement and rollout of several waterflood commercial pilots in the area.

JayHawk CEO Lindsay Gorrill states “we are extremely pleased by this outcome, these developments provide a significant increase in the resource base of JayHawk that was not expected during our initial due diligence phase in Kansas. This has provided the company the ability to take advantage of both rising oil and gas prices, while staying within our stated goals of acquiring low cost, near term production opportunities in the US oil and gas market”

The company has also successfully negotiated the extension, to July 31, 2010, a $800,000 debenture payable to Starshell Consultants.

Investor Contact:

Marshall Diamond-Goldberg, President
Telephone: 208-667-1328
Email: info@jayhawkenergy.com

About JayHawk Energy:

JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others. Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock. This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

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